Exhibit 4.16

AMENDMENT TO PROMISSORY NOTE

     THIS AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is made as of this 29th day of June 2004 between THE PROVIDENT BANK (“Lender”) and SHOPSMITH, INC., an Ohio corporation (“Borrower”), under the following circumstances:

     A. Pursuant to a Promissory Note dated July 17, 2003 from Borrower in favor of Lender (the “Note”), Lender extend Borrower a line of credit in the principal amount of $1,400,000 (the “Maximum Credit”).

     B. Lender and Borrower now desire to amend the Note as set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower amend the Note as follows:

1.	The Maximum Credit is hereby reduced to $1,000,000.00.

2.	The Maturity Date is hereby extended to June 30, 2005.

3.	Except as modified by this Amendment, the Note remains in full force and effect.

4.	The Note, as modified by this Amendment, is ratified and confirmed.

WITNESS the execution hereof as of the date first written above.

THE PROVIDENT BANK
By:	/s/ Timothy Egloff
Name: Timothy Egloff
Title: Officer

SHOPSMITH, INC.
By:	/s/ Robert Folkerth
Name: Robert L. Folkerth
Title: President and COO